AMENDED AND RESTATED MARKETING AGREEMENT

     THIS AMENDED AND RESTATED MARKETING AGREEMENT (the "Agreement") is made effective this 12th day of February 2014 (the "Effective Date"), by and between Freepoint Commerce Marketing LLC ("FREEPOINT") and Enerpulse, Inc. ("ENERPULSE") (ENERPULSE and FREEPOINT being sometimes referred to in the singular as "Party" and collectively as "Parties"). This Agreement supersedes, amends, and replaces the Marketing Agreement entered into by and between Freepoint Commerce Marketing LLC and Enerpulse, Inc. dated August 16th, 2013.

RECITALS

     WHEREAS, FREEPOINT and ENERPULSE entered into the Convertible Note Purchase Agreement and the Senior Subordinated Convertible Promissory Note, and the Enerpulse, Inc. Warrant dated, 16th , August 2013 (collectively the "Note Agreement");

    WHEREAS, in consideration of FREEPOINT entering into the Note Agreement, ENERPULSE granted FREEPOINT the sole and exclusive right to market the Products in the Territory;

              WHEREAS, FREEPOINT and ENERPULSE wish to amend and restate the Marketing Agreement with this Agreement;

     THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. For purposes of this Agreement, the terms listed below shall have the meaning ascribed to them in this Section.

"Affiliates" when used with respect to any Person shall mean any Person which, directly or indirectly, controls or is controlled by or is under common control with another Person. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or by contract or otherwise.

“Bankrupt” means that a Party: (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation; (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger; (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets; (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets; (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature; (ix) causes or is subject to any event with respect to it which, under applicable law, has an analogous effect to any of the events specified in clauses (i) to (viii) (inclusive); or (x) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Confidential Information" shall mean information relating to the business, prospective business, technical processes, finances, price lists or lists of customers and suppliers of a Party which is provided to the other Party in connection with this Agreement and is designated as "confidential" or "proprietary" by such Party. Notwithstanding the above, "Confidential Information" shall not include information which (i) was known to the Party receiving the information prior to the date of this Agreement, (ii) has been generally known to others in the trade or business of the Parties, (iii) has been part of public knowledge or the literature otherwise than as a result of any breach of confidence by the Party receiving the information, (iv) has become available to the Party receiving the information from a third party not representing either of the Parties, or (v) has been independently acquired by the Party receiving the information as a result of work carried out by an employee of such Party to whom no disclosure of such information shall have been made.

"ENERPULSE" shall mean, for purpose of this Agreement, ENERPULSE and any Affiliate or joint venture in which ENERPULSE is a participant.

“Exclusivity Period” shall mean, for purpose of this Agreement, the period that is two (2) calendar years from the date ENERPULSE first provides FREEPOINT with marketable Products for sale.

"Freepoint Purchase Price" shall mean the amount, per unit, paid to ENERPULSE for the Products. For purposes of this Agreement, the Purchase Price shall be the “Distributor Price” contained in Enerpulse’s Distributor Price List attached herein as Exhibit ‘A’.

."Freepoint Sale Price" shall mean the price at which FREEPOINT sells the Products to third parties. The Manufacturer’s Suggested Retail Price (“MSRP)” shall be specified in Enerpulse’s Distributor Price List attached herein as Exhibit ‘A’. For the avoidance of doubt, the Parties acknowledge that the MSRP is a suggested price provided by ENERPULSE and FREEPOINT shall be entitled to establish its own Freepoint Sale Price.

"Person" shall mean and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, lenders, trust companies, -land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

"Products" shall mean Enerpulse PCI Plugs designed for Natural Gas fueled internal combustion engines.

"Territory" shall mean the installed base of natural gas fueled internal combustion engines in all countries of North America.

2.	EXCLUSIVE MARKETING RIGHT

2.1	ENERPULSE hereby grants FREEPOINT, for the Exclusivity Period, the sole and exclusive right to market, for the purpose of sale, the Products in the Territory and Freepoint is granted any appurtenant rights that would be necessary for Freepoint to fully exercise the exclusive right of sale. Such appurtenant rights shall include, by way of example, and not be limited to, the right to import or export Products into or out of Mexico, Canada, or the United States.

2.2	The Parties acknowledge and agree that FREEPOINT shall have the right to, in its sole discretion, hire such employees, engage such consultants and appoint such agents as it deems appropriate to carry out the rights granted hereunder.

23	The Parties agree that, beginning at the start of the second calendar year of the Exclusivity Period, ENERPULSE and FREEPOINT will establish reasonable minimum performance threshholds for the sale of Product by Freepoint in Territory required to maintain its Exclusive Marketing Right. FREEPOINT and ENERPULSE shall meet to discuss such reasonable thresholds no later than 30 days prior to the beginning of such calendar year.

3.	DUTIES OF FREEPOINT

3.1	Throughout the Term, FREEPOINT shall:

3.1.1	Promote and sell the Products throughout the Territory and deliver Products to third party purchasers at the Freepoint Sale Price;

3.1.2	Provide commercial and service infrastructure;

3.1.3	Develop and implement a comprehensive marketing strategy for the sale of Products;

3.1.4	Pay ENERPULSE for any Products purchased during any calendar month during the Term in accordance with the relevant invoice.

3.3	FREEPOINT shall not, and shall ensure that its officers, employees and agents do not, make any representation or give any warranty in relation to the Products other than those which are contained in ENERPULSE's current printed literature or packaging or which have been specifically previously authorized in writing by ENERPULSE.

4.	DUTIES OF ENERPULSE

4.1	Throughout the Term, ENERPULSE shall:

4.1.1	Manufacture and supply FREEPOINT with Products according to FREEPOINT's demand schedule at the Freepoint Purchase Price;

4.1.2	Train FREEPOINT sale engineers, as necessary, in proper usage and specifications associated with the Products;

4.1.3	Provide FREEPOINT with back office support in furtherance of FREEPOINT’s sale of the Products. Such back office support shall include, but not be limited to, inventory management support, invoicing third parties for Products purchased, invoicing, and any other support that would facilitate the sale process.

4.1.4	Provide FREEPOINT with ongoing technical and commercial assistance with respect to the Products, on an "as needed" basis;

4.1.5	Provide FREEPOINT with updated test results and related technical papers as they are received or completed.

4.1.6	Provide FREEPOINT with such literature, catalogs, and other information as may be necessary to market and sell the Products, at a cost agreed to by the parties;

4.1.7	Obtain and maintain all licenses, permits and authorizations as may be required from time to time in connection with the supply of the Products to the Territory;

4.1.8	Take all reasonable steps to transition any existing customer discussions or contacts to FREEPOINT;

4.1.9	List FREEPOINT as an additional insured party on its general liability insurance policies.

4.2	ENERPULSE shall invoice FREEPOINT for any Products purchased by FREEPOINT in accordance with its normal operating procedure. The amount of such invoice shall be equal to the Freepoint Purchase Price multiplied by the number of Product units delivered to FREEPOINT during such month. Payment shall be made to ENERPULSE by FREEPOINT within 30 days of invoice date.

5.	BRANDING

5.1	FREEPOINT is authorized to identify itself as the exclusive marketer of Products in the Territory by nameplate at its office and/or in its letter subject to such indication having been previously approved in writing by ENERPULSE (such approval not to be unreasonably withheld or delayed) and provided that such indication shall cease on the expiration or earlier termination of the Agreement (for any cause);

5.2	FREEPOINT shall be entitled to make use of any trademarks, whether registered or arising under common law, associated with the Products or ENERPULSE, for the purpose of marketing the Products.

6.	REPRESENTATIONS, WARRANTIES, AND COVENANTS

6.1	For purposes of this Agreement, the Parties represent and warrant to the other Party, as of the date hereof, and on a continuing basis, that:

6.1.1	With respect to ENERPULSE, it is a corporation duly organized and in good standing under the laws of the jurisdiction of its organization and is authorized to do business in each jurisdiction in which performance of the Services and its obligations hereunder requires such authorization. With respect to FREEPOINT, it is a limited liability company duly organized and in good standing under the laws of the jurisdiction of its organization and is authorized to do business in each jurisdiction in which performance of its obligations hereunder requires such authorization;

6.1.2	This Agreement to which it is a party has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation;

6.1.3	It has obtained from the relevant authorities all necessary permits, licenses, authorizations or registrations permitting it its performance under this Agreement, and obligations required under this Agreement and has complied with all applicable laws, regulations, customs and other formalities in respect of its performance hereunder;

6.1.4	The execution, delivery and performance of this Agreement does not violate any applicable law (or the its organizational documents, or any other agreement to which it is a party or by which its property is bound and does not require any license of any governmental or other regulatory body except for those already obtained and in force and effect;

6.2	For purposes of this Agreement, ENERPULSE represents and warrants that it has all rights to any Intellectual Property associated with the Products, and it is not aware of any third party claim for infringement or violation of any patent, trademark, or copyright.

6.3	For purposes of this Agreement, ENERPULSE covenants that, as of the date hereof, and during the Term, that it has not entered into, nor shall it enter into at any time during the Term, any other agreement that would authorize any other party, or grant any other party the right, to market, sell, dispose of, or transact in, the Products in the Territory.

6.4	In the event a potential transaction for Products would involve both ENERPULSE’s and FREEPOINT’s marketing “territory”, the Parties represent and warrant that they will work together in a reasonable manner to ensure each Party receives the benefit it would be entitled to from such transaction had both “territories” not been involved. In addition to the foregoing, the Parties shall take reasonable steps to ensure a single entity faces the counterparty to such potential transaction.

7.	INDEMNIFICATION AND PRODUCT WARRANTY

7.1	FREEPOINT and ENERPULSE each agree to indemnify, defend and hold harmless the other Party, and its directors, officers, employees, agents and permitted assigns, from and against all claims, losses, liabilities, damages, judgments, awards, fines, penalties, costs, fees and expenses (including reasonable attorneys’ fees and disbursements), whether arising out of a breach of contract, tort, products liability, or any other legal theory (“Losses”) directly incurred in connection with or directly arising out of:

7.1.1	Any breach of representation or warranty or failure to perform any covenant or agreement in any Transaction Document by said Party;

7.1.2	Claims by third parties arising as a result of the indemnifying Party’s acts or omissions; and

7.1.3	Any violation of applicable laws by the indemnifying Party.

7.2	In the event of any claim being brought against FREEPOINT that the use, sale, or possession of the Products in accordance with this Agreement infringes the intellectual property rights, whether related to a patent, trade secret, copyright, or trademark, of a third party, ENERPULSE shall indemnify FREEPOINT and will keep FREEPOINT indemnified against any damages, including legal costs, that are awarded and to be paid to any such third party in respect of such claim.

7.3	ENERPULSE shall be responsible for any and all warranty claims made by any third party with respect to the Products. In the event any third party files or commences any warranty action or proceeding against FREEPOINT, FREEPOINT shall immediately inform ENERPULSE of such claim or action, and ENERPULSE shall be responsible for resolving such claim. FREEPOINT shall take any reasonable actions that may be necessary to aide ENERPULSE in protecting its interest in the Products and in resolving such claims. In addition to the foregoing, ENERPULSE shall indemnify FREEPOINT for any warranty claim or proceeding brought by any third party.

8.	TERM AND TERMINATION

8.1	Term. Unless terminated earlier pursuant to 8.2 below, this Agreement shall endure until such time as may be agreed by the Parties in writing.

8.2	Early Termination. Notwithstanding the foregoing, either Party may terminate this Agreement upon the passage of two (2) calendar years from the Effective date hereof, upon one hundred and eighty (180) days’ written notice to the other Party.

9.	DEFAULT

9.1	Default. Notwithstanding any other provision of this Agreement, an “Event of Default” shall be deemed to occur in respect of this Agreement when:

9.1.1	A Party fails to make payment when due under this Agreement within three Business Days of a written demand therefore (excluding any payment that is the subject of a good faith dispute but only to the extent of such disputed amount).

9.1.2	Except with respect to a failure to make payment as provided in Section 9.1.1 above, a Party fails to perform any material obligation under this Agreement, which is not cured to the satisfaction of the other Party (in its sole discretion) within thirty Business Days from the earlier of (i) the date that such Party receives notice that corrective action is needed and (ii) the date such Party becomes aware of such failure.

9.1.3	A Party breaches any representation, warranty made or repeated or deemed to have been made or repeated by the Party in any material respect when made or repeated or deemed to have been made or repeated under this Agreement, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under this Agreement; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party (in its sole discretion) within ten Business Days from the date that such Party receives notice that corrective action is needed.

9.1.4	A Party becomes or is Bankrupt.

9.1.5	Any Person forecloses on or exercises its rights under any lien on any portion of the assets of ENERPULSE and, as a result, FREEPOINT believes that its rights and privileges under this Agreement could be interfered with or adversely affected.

9.1.6	A Party consolidates or amalgamates with, merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, (i) the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Agreement, either by operation of law or by an agreement satisfactory to the other Party or otherwise, or (ii) in the reasonable opinion of the other Party, the creditworthiness of the successor, surviving or transferee entity, taking into account any guaranty, is materially weaker than the predecessor entity immediately prior to the consolidation, amalgamation, merger or transfer.

9.1.7	With respect to ENERPULSE, a third party makes any claim that FREEPOINTS use, possession, or sale of the Products violated any intellectual property rights of any third party.

9.2	Suspension and Termination.

9.2.1	Notwithstanding any other provision of this Agreement, upon the occurrence of an Event of Default with respect to a Party (the “Defaulting Party”), the other Party (the “Performing Party”) shall be entitled to do either or both of the following: (i) suspend its performance under this Agreement, including making payments under this Agreement (except for any undisputed sums due under this Agreement) or (ii) terminate this Agreement upon notice to the Defaulting Party, effective upon the date specified in such notice (which shall be no earlier than the date of receipt of such notice and shall be the "Termination Date").

9.2.2	The Defaulting Party shall indemnify and hold harmless the Performing Party for all liabilities incurred as a result of the Event of Default or in the exercise of any remedies under this Agreement.

9.2.3	Cooperation after Termination Date. Notwithstanding an early termination of this Agreement by ENERPULSE due to a default under Section 9.1.1, 9.1.2, or 9.1.3 by FREEPOINT, ENERPULSE shall remain obligated under this Agreement to continue to assist FREEPOINT in respect of liquidating any Products remaining in FREEPOINT's inventory in a timely manner.

9.2.4	Return of Inventory. In the event of an early termination of this Agreement by FREEPOINT due to a default under Section 9.1.1, 9.1.2, or 9.1.3 by ENERPULSE, ENERPULSE shall, at FREEPOINT's option, and in addition to any other remedies FREEPOINT may have under this Agreement or applicable law, repurchase any remaining Products in FREEPOINT's inventory at the Freepoint Sale Price.

9.2.5	Limitation on Damages. Excepting the limited indemnity obligation set out in section 7.2 above, without prejudice to the express remedies set forth herein, the parties’ liability for damages is limited to direct, actual damages only and neither party shall be liable for lost profits or other business interruption damages or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform, or the termination of this agreement; provided, however, that, this limitation shall not apply with respect to any third-party claim for which indemnification is available under this agreement. each party acknowledges the duty to mitigate damages hereunder.

10.	INDEPENDENT CONTRACTORS

10.1	With respect of the subject matter of this Agreement, the Parties are and remain independent contractors. This Agreement shall not be deemed to create a joint venture, partnership, association, or agency between the Parties. The Parties understand and agree that this Agreement is not a contract of employment, or an offer to enter into a contract of employment. The Parties further agree that FREEPOINT shall have sole control of the manner and means of exercising its rights hereunder. ENERPULSE shall not have the right to require that FREEPOINT or its employees do anything that would jeopardize the relationship of independent contractor between the Parties. FREEPOINT shall have the right to appoint and shall be solely responsible for its own workforce, who shall be its own employees.

11.	CHOICE OF LAW

11.1	this Agreement and all matters arising in connection therewith, including validity and enforcement, shall be governed by, interpreted and construed in accordance with the laws of the state of Delaware, without giving effect to its conflicts of laws principles that would result in the application of a different law. Each Party hereby submits itself to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the state of Delaware or, if any federal court declines to exercise or does not have jurisdiction, in any Delaware state court and to service of process by certified mail, delivered to the Party at its last designated address.

11.2	Jurisdiction. each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection to the jurisdiction of any such court or to the venue therein or any claim of inconvenient forum of such court.

11.3	Waiver of Jury Trial. each party further waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceeding relating to this agreement

12.	CONFIDENTIALITY

12.1	During the term of this Agreement and for a period of two (2) years following its termination (for whatever cause) or expiration, each Party will keep confidential the terms and conditions of this Agreement (but may acknowledge the existence of the relationship between the Parties) and all Confidential Information received from the other Party and will not use the same but, to the extent necessary to implement the provisions of this Agreement, each Party may disclose the Confidential Information to such of its customers, officers, or employees as may be reasonably necessary or desirable provided that before any such disclosures each Party shall make such persons aware of its obligations of confidentiality under this Agreement and shall at all times use its best efforts to procure compliance by such persons therewith.

13.	FORCE MAJEURE

13.1.	The obligations of a Party under this Agreement shall be suspended during the period and to the extent that such Party is prevented or hindered from complying therewith by any cause beyond its reasonable control including (insofar as beyond such control but without prejudice to the generality of the foregoing expression) strikes, lock-outs, labor disputes, act of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood or storm.

13.2	In the event of either Party being so hindered or prevented such Party shall give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof and the omission to give such notice shall forfeit the rights of such Party to claim such suspension. Any Party whose obligations have been suspended as aforesaid shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause and shall so notify the other Party. In the event that such cause continues for more than six (6) months, either Party may terminate this Agreement upon giving to the other Party not less than sixty (60) days' notice.

14.	ENTIRE AGREEMENT

14.1	This Agreement constitutes the entire understanding between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, negotiations and discussions between the Parties relating thereto, with the exception of the Note Agreement or any other agreement in furtherance thereof.

15.	AMENDMENTS

15.1	No amendment or variation of this Agreement shall be effective unless in writing and signed by a duly authorized representative of each of the Parties.

16.	HEADINGS

16.1	Section headings shall not form part of this Agreement for the purposes of its interpretation.

17.	ASSIGNMENT

17.1	Neither Party shall, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed, assign, transfer, sub-contract, charge, delegate or deal in any other manner with this Agreement or its rights or duties hereunder or part thereof, or purport to do any of the same, except, however, it is agreed that FREEPOINT may assign, in whole or in part, its rights and obligations under this Agreement to an Affiliate without obtaining the consent of the Company. In the event that FREEPOINT assigns any of its rights and interests to an Affiliate in accordance with this provision, it shall provide the Company with notice of such assignment immediately upon such assignment

18.	WAIVER

18.1	The failure of a Party to exercise or enforce any rights under this Agreement shall not be deemed to be a waiver thereof nor operate so as to bar the exercise or enforcement thereof at any time or times thereafter.

19.	COUNTERPARTS

19.1	This Agreement may be signed in two counterparts, both of which taken together shall constitute one and the same Agreement. Either Party may enter into the Agreement by signing either such counterpart.

20.	NOTICES

20.1	Any notice given under this Agreement shall be in writing and shall be given by delivering the same by hand at, or by sending the same by prepaid first class post (airmail if to an address outside the country of posting) or confirmed facsimile to the address of the relevant Party set out in this Agreement or such other address as either Party may notify to the other from time to time. Notices delivered in accordance with this provision shall be deemed delivered on the day delivered by hand or confirmed facsimile and three (3) days after delivery by prepaid first-class post.

21.	REMEDIES NOT EXCLUSIVE

21.1	No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing in law or in equity or by statute or otherwise.

22.	SEVERABILITY

22.2	If any court of competent jurisdiction finds any provision of this Agreement to be unenforceable or invalid, then such provision shall be ineffective to the extent of the court's finding without affecting the enforceability or validity of the remaining provisions of this Agreement.

SIGNATURE PAGE TO FOLLOW]

WHEREFORE, the Parties have executed and delivered this Agreement in two identical copies, each of which is deemed to be an original, effective as of the date first written above.

ENERPULSE, INC.

By: /s/ Joseph E Gonnella

Name: Joseph E Gonnella
Title: Chief Executive Officer

FREEPOINT COMMERCE MARKETING LLC

By: /s/ Brandon Diket

Name: Brandon Diket
Title: Director